AGREEMENT


             THIS AGREEMENT, made as of this 12th day of January, 1995, by and between BANTA CORPORATION (hereinafter referred to as the "Company") and CALVIN W. AURAND, JR. (hereinafter referred to as the "Employee");

                              W I T N E S S E T H :

             WHEREAS, the Employee has been a senior executive of the Company whose services have contributed significantly to the profitability and success of the Company; and

             WHEREAS, the Employee intends to retire from employment with the Company effective April 30, 1995 after reaching the age of 65; and

             WHEREAS, the Company and the Employee wish to provide for certain payments to the Employee after his retirement and for Employee's agreement to consult with the Company and to refrain from competition with the Company, all as more fully hereinafter set forth;

             NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby mutually agreed between the parties hereto as follows:

             1. Retirement. Employee shall retire from employment with the Company effective on April 30, 1995. On such date Employee shall also retire as a member of the Board of Directors of the Company and from all positions as an officer or director of any subsidiary of the Company. For purposes of the calculation and vesting of benefits under the Banta Corporation Supplemental Retirement Plan for Key Employees (the "Supplemental Plan"), Employee shall be deemed to have completed ten years of service with the Company as of the date of his retirement.

             2. Noncompetition. For a period of three years following his retirement, Employee shall not directly or indirectly participate in the management of, become employed by, or render services to any other corporation or business at a location within the United States which engages in substantial competition with the Company or any of its subsidiaries, nor shall he allow the use of his name by, or own any equity interest in excess of 5% in, any such corporation or business. In consideration of performance by Employee of the foregoing provisions, the Company shall pay to Employee the sum of $3,000.00 per month for a period of ten years following his retirement.

             3. Consultation. For a period of three years following his retirement, Employee shall keep himself available for consultation with the Company for the purpose of developing satisfactory relationships between those Company or subsidiary employees designated by the Company and customers, potential customers and venturers and potential venturers in the Company's security printing industry, and concerning such other matters and at such times and places as the Company shall, from time to time, reasonably request; provided, however, that Employee shall in no event be required to consult with the Company for more than 250 hours in the first such year, 200 hours in the second such year and 50 hours in the third such year. In consideration of performance by Employee of his obligations under this paragraph, the Company shall pay to Employee $5,000.00 per month during the first year following his retirement, $4,000.00 per month during the second year following his retirement and $1,000.00 per month during the third year following his retirement. Employee shall be reimbursed for any reasonable out-of-pocket and traveling expenses incurred by him in connection with his consulting services in accordance with policies of the Company for reimbursement of such expenses to executive employees as in effect from time to time.

             4. Company's Obligation. The Company shall make payments under paragraphs 2 and 3 of this Agreement only so long as Employee continues to comply with all of the provisions of such paragraphs, except to the extent such provisions may be waived in writing by the Board of Directors of the Company, and should Employee not correct any violation within a reasonable time after written notice to him, the Company may suspend or terminate in whole or in part any further payments under such paragraphs. Subject to such compliance during Employee's lifetime, in the event of Employee's death after retirement and before receiving all of the payments referred to in paragraphs 2 and 3 hereof, any remaining payments shall be made to Employee's designated beneficiary or estate as hereinafter provided.

             5. Beneficiary. The Employee may, by written notice addressed to the Secretary of the Company, designate a beneficiary to receive the payments to which he becomes entitled under paragraphs 2 and 3 of this Agreement in the event of his death prior to receipt of all of such payments. If Employee fails to make such a designation, or in the event the designated beneficiary predeceases Employee and no successor has been designated, payments becoming due after Employee's death shall be made to his estate.

             6. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Neither Employee nor one acting for him shall have power to assign this Agreement or to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any of said payments nor any assets or funds of the Company be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

             7. Effect on Other Arrangements. Except as provided in paragraph 1 hereof with respect to the Supplemental Plan, nothing contained herein shall affect the rights of Employee or the Company under any other written agreement between Employee and the Company or under any pension, supplemental retirement, insurance or other benefit plan or arrangement of the Company in which Employee is a participant.

             8. Miscellaneous. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Wisconsin. This Agreement may not be amended or modified in any manner except by written instrument executed by the Company and Employee. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. In the event that any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first written above.

                                 BANTA CORPORATION



   [Corporate Seal]                   By: /s/ Donald D. Belcher
                                      Donald D. Belcher
                                      Chief Executive Officer and President


                                 Attest: /s/ Ronald D. Kneezel
                                      Ronald D. Kneezel
                                      Secretary



                                 /s/ Calvin W. Aurand, Jr.
                                 Calvin W. Aurand, Jr.